UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

______________

FORM 8-K

______________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2015

Nuo Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

______________

Delaware	01-32518	23-3011702
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

207A Perry Parkway, Suite 1, Gaithersburg, MD 20877

(Address of Principal Executive Office) (Zip Code)

240-499-2680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On January 6, 2015, Nuo Therapeutics, Inc., a Delaware corporation (the “Company”), entered into Distributor Agreement and License with Rohto Pharmaceutical Co., Ltd., a Japanese company, with its principal offices in Osaka, Japan (“Rohto”) (the “Rohto Agreement”). Under the terms of the Rhoto Agreement, the Company granted to Rohto a royalty bearing, nontransferable, exclusive license, with limited right to sublicense, to use certain of the Company’s intellectual property for the development, import, use, manufacturing, marketing, sale and distribution for all wound care and topical dermatology applications of the Aurix system and related intellectual property and know-how in human and veterinary medicine in Japan, in exchange for an upfront payment to the Company of USD$3 million (which is reduced by the USD$1.5 million payment to Millennia Holdings, as set forth below). The Rohto Agreement also contemplates a milestone payment of USD$1 million in the event the reimbursement price for the product in Japan is achieved in the future, and future royalty payments based upon net sales of such systems in Japan. Rohto agreed to conduct required clinical and other studies for the marketing authorization with Japan’s Ministry of Health, Labour and Welfare at its own expense, including submission of the marketing authorization application with such regulatory agency. In the event the Company determines to seek distribution in other Eastern and South Eastern Asian countries, the parties agreed to negotiate in good faith such potential distribution arrangement. The initial term of the Rohto Agreement is fifteen years, which term is automatically renewable for an additional one-year period unless terminated by either party to the agreement. The Rohto Agreement contains other terms and provisions that are customary to agreements of this nature.

In connection with and effective as of the entering into the Rohto Agreement, the Company executed Amendment No. 5 to its Licensing and Distribution Agreement for the Company’s Aurix system in Japan with Millennia Holdings, Inc. (“Millennia”) dated September 10, 2009, as subsequently amended to date (the “Millennia Agreement”) to terminate the Millennia Agreement and to allow for the Company to transfer the exclusivity rights from Millennia to Rohto (the “Millennia Agreement Amendment”). The Millennia Agreement Amendment contemplates, among other things, termination of the Millennia Agreement effective upon the effective date of the Rohto Agreement, payment of one-time, non-refundable fee in the amount of USD$1.5 million to Millennia upon the Company’s receipt of the USD$3 million upfront payment from Rohto pursuant to the Rohto Agreement, and payment of certain future royalty payments to Millennia based upon net sales in Japan. The Millennia Agreement Amendment contains other terms and provisions that are customary to agreements of this nature.

The Rohto Agreement and the Millennia Agreement Amendment contain representations and warranties by each of the parties thereto. These representations and warranties have been made solely for the benefit of the other parties to such agreements and (i) should not be treated as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate; (ii) may have been qualified in the agreements by disclosures that were made to the other party in connection with the negotiation of the agreements; (iii) may apply contract standards of “materiality” that are different from “materiality” under the applicable securities laws; and (iv) were made only as of the date of such agreements or such other date or dates as may be specified in the agreements.

Item 8.01	Other Events

On January 8, 2015, the Company issued a press release with respect to the above-referenced agreements. A copy of the press release is being filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01	Exhibits

99.1	Press Release dated January 8, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Nuo Therapeutics, Inc.

By:	/s/ Martin Rosendale
Martin Rosendale, ChiefExecutive Officer

Date: January 8, 2015